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        COLLABORATIVE CLINICAL RESEARCH AND IBM SUBSIDIARY SIGN EXCLUSIVE
                 ALLIANCE FOR ELECTRONIC DATA COLLECTION SYSTEM


         CLEVELAND, July 2 /PRNewswire/ -- Collaborative Clinical Research, Inc., (Nasdaq-NNM: CCLR) and Integrated Systems Solutions Corporation (ISSC), a wholly-owned subsidiary of IBM, announced the signing of an exclusive 10-year technology alliance to develop and market an electronic data collection and project management system for use in clinical trials. The system is intended to improve the accuracy, speed and cost-effectiveness of data collection and evaluation for interventional clinical trials and can also be applied to expedite noninterventional health care data collection including outcomes assessment, pharmacoeconomics and disease management initiatives. The agreement was signed on Friday, June 28, 1996.

         ISSC provides business and information systems consulting, outsourcing, systems integration, client/server technology, application development and maintenance, desktop network design and management, and business recovery services. ISSC is headquartered in Somers, N.Y. Visit the ISSC home page at www.issc.ibm.com.

         Collaborative Clinical Research, Inc. manages a network composed of over 400 affiliated clinical research sites providing access to over 3,000 principal investigators in the United States, Canada and the United Kingdom. In addition, through a recent acquisition, the Company operates three research facilities, conducts Phase I through Phase IV clinical research and provides clinical reference laboratory and Institutional Review Board services. Collaborative Clinical Research has provided site selection and trial management services for 183 clinical trials in a variety of therapeutic areas involving over 10,000 patients and 79 sponsors.

CONTACT:          Jeffrey A. Green, Pharm.D., FCP
                  President and Chief Executive Officer
                  Collaborative Clinical Research, Inc.
                           (216)491-9930

                  Ken Neal
                  Integrated Systems Solutions Corporation
                           (914)766-4494






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